UNITED STATES

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On August 22, 2024, Southwest Airlines Co. (the “Company”) issued the following digital advertisement in response to the following third-party article published on Fortune.com today.

Former United Airlines CEO: Activist investors are wrong about Southwest. Running an airline requires more than just financial acumen

BY OSCAR MUNOZ

Oscar Munoz is the former CEO of United Airlines.

August 22, 2024, 3:26 PM UTC

Openness, not opposition, to change is the North Star that has guided Southwest Airlines during its growth from scrappy regional carrier to national leader. With the airline industry facing turbulent times, Southwest needs to keep making smart changes while weathering storms that could drive it off course.

Southwest CEO, Bob Jordan, recently made a novel but necessary decision, pivoting from Southwest’s trademark open-seating system toward assigned and premium seating. This departs from a practice at the heart of the airline’s brand. But it is on-brand with Southwest’s nimbleness, as exemplified by its founder Herb Kelleher, who famously said, “If you don’t change, you die.”

If Kelleher were with us now, he’d admonish our industry to respond to turbulence with transformation. These are challenging times, driven by changing customer demands, a problematic supply chain, and other market pressures.

At United Airlines, as far back as 2017, our team understood that our customers were expressing a strong preference for a more segmented product—not a one-size-fits-all offering. We responded by rolling out different tiers, including Basic Economy.

Because we were the first through the door, we stumbled. But segmentation proved an astounding key to our success. Differentiating our product and allowing for more customers with different price point preferences invited them to customize our service.

Meanwhile, the industry’s challenges have pushed low-cost airlines, including Spirit and JetBlue, to move towards premium seating offerings to meet the market and capture revenue. For its part, Southwest, smartly, is making similar changes to meet customers’ demands while also committing to making the transition in their signature style.

But what about shareholders?

It’s no secret that Southwest has been under siege from activist investor Elliott Investment Management. Having filed an 8.2% stake in Southwest, Elliott shrugged at the seating changes, calling them “more than a decade late” and remaining intent on replacing the majority of the Board and the leadership team. But other than changing leaders, Elliott has yet to put forth any ideas that suggest it knows how to achieve the lofty 12-month, $49 per share price target it has promised for Southwest were it to gain more control.

I know from personal experience that investors, when collaborative with leadership, can play a useful role in driving positive change. But realizing enduring change with long-term benefits is hard to achieve in this industry—and chasing a short-term bump in share price can trigger long-term negative implications for the brand, business, and culture.

A wholesale leadership change might benefit an investor looking to quickly flip its shareholding position but could undermine Southwest in the long term. It also ignores Southwest’s other successful changes, which extend well beyond seating.

For example, Southwest has been quietly investing roughly $1 billion dollars per year in modernization, including a massive cloud migration operation to increase system reliability and resiliency.

It’s easy to write off these investments as table stakes in the modern age, but they are notoriously complex and extremely challenging for a major airline to execute. Testifying to the quality of the work that Southwest is doing, the airline weathered the CrowdStrike outages better than its competitors, despite bogus reporting of it running Windows 3.1.

While no changes this large happen overnight (and details remain to be seen as to exactly how the technology investments and assigned and premium seating initiatives will be rolled out), I am optimistic Jordan has the right strategy and understanding of Southwest’s place in the market to deliver for customers and employees.

Take it from me: Running an airline is a complex endeavor that requires more than just financial acumen. It demands a deep understanding of the industry, operational expertise, and a commitment to the company’s core values. But it doesn’t demand changing CEOs strictly because progress has been slower than Wall Street wants.

Replacing executives at this critical juncture could disrupt the momentum and stability that Southwest needs to implement these changes successfully. Leadership transitions are rarely smooth, and finding a new CEO who understands the unique culture and business model of an airline like Southwest would be a tall order.

From personal experience, I know Southwest’s leadership kept the airline a fierce industry competitor while I was leading United. Southwest oversaw transformational changes, such as acquiring AirTran Airways, expanding service, and fortifying the airline with an industry-leading balance sheet. Jordan continues Southwest’s transformational efforts, preserving its employee-centric culture, much to the delight of millions of passengers each year.

As I have said before, Southwest needs a balanced approach. This means maintaining the expertise of Jordan, who has a deep understanding of the company. It allows time and opportunity to make and realize the benefits of necessary changes, many of which are already underway and could include the possibility of reaching a settlement with Elliott.

Having weathered similar storms, my advice to Southwest and its shareholders is to stay the new course, listening to customers and embracing smart transformation. Make no mistake: Replacing experienced leaders right now guarantees a hard landing—the last thing airlines need in turbulent times.

Important Additional Information

The Company intends to file a proxy statement and a WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the Company’s next meeting of Shareholders (whether an Annual or Special Meeting of Shareholders (the “Shareholder Meeting”)). SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING WHITE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH, OR FURNISHED TO, THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE SHAREHOLDER MEETING. Shareholders will be able to obtain the Company’s proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at https://www.southwestairlinesinvestorrelations.com/financials/sec-filings.

Participant Information

The Company, each of its Directors (namely, Gary C. Kelly, Robert E. Jordan, William H. Cunningham, Ph.D., Lisa M. Atherton, David W. Biegler, J. Veronica Biggins, Roy Blunt, Douglas H. Brooks, Eduardo F. Conrado, Rakesh Gangwal, Thomas W. Gilligan, Ph.D., David P. Hess, Elaine Mendoza, Christopher P. Reynolds, and Jill A. Soltau) and one of its executive officers (namely, Tammy Romo, Chief Financial Officer) are deemed to be “participants” (as defined in Section 14(a) of the Exchange Act) in the solicitation of proxies from the Company’s Shareholders in connection with the matters to be considered at the Shareholder Meeting. Information about the compensation of our named executive officers and our non-employee Directors is set forth in the sections titled “Compensation of Executive Officers” and “Compensation of Directors” in the Company’s definitive proxy statement on Schedule 14A for the Company’s 2024 Annual Meeting of Shareholders, filed on April  5, 2024 (the “2024 Definitive Proxy”), commencing on pages 28 and 64, respectively, and is available here. Information regarding the participants’ holdings of the Company’s securities can be found in the section titled “Security Ownership of Management” in the Company’s 2024 Definitive Proxy on page 27 and is available here, and as updated in the filings referenced below. Supplemental information regarding the participants’ holdings of the Company’s securities can be found in SEC filings on Statements of Change in Ownership on Form 4 filed with the SEC on May 2, 2024 for Mr. Kelly (available here); May 16, 2024 for Dr.  Cunningham (available here); May 16, 2024 for Ms.  Atherton (available here); May 16, 2024 for Mr.  Biegler (available here); May 16, 2024 for Ms.  Biggins (available here); May 16, 2024 for Mr.  Blunt (available here); May 16, 2024 for Mr.  Brooks (available here); May 16, 2024 for Mr.  Conrado (available here); July 31, 2024 for Mr.  Gangwal (available here); May 16, 2024 for Dr.  Gilligan (available here); May 16, 2024 for Mr.  Hess (available here); May 16, 2024 for Ms.  Mendoza (available here); May 16, 2024 for Mr.  Reynolds (available here); and May 16, 2024 for Ms.  Soltau (available here). Such filings are available on the Company’s website at https://www.southwestairlinesinvestorrelations.com/financials/sec-filings or through the SEC’s website via the links referenced above. Updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the section titled “Security Ownership of Management” of the Company’s proxy statement on Schedule 14A and other materials to be filed with the SEC in connection with the Shareholder Meeting.

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